EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Fourth Quarter

SUNNYVALE, Calif., Aug. 9, 2007 (PRIME NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the fourth quarter and full year ended June 30, 2007.

For the fourth quarter of fiscal 2007, sales were $86.0 million, an increase of 14% compared with the $75.2 million reported in the fourth quarter of last year. Currency fluctuations increased sales by $2.2 million, or 3%, for the fourth quarter compared with the same period last year. Diluted earnings per share were $0.61 for the fourth quarter, an increase of 126%, compared with the $0.27 reported in the fourth quarter of last year. Net income in the fourth quarter of fiscal 2006 included costs of approximately $1.6 million, net of tax, or $0.08 per share, related to the company's initiative to centralize some of its field related technical, administrative and support functions in North America and Europe and higher corporate taxes due to a one-time tax charge of $2.2 million or $0.11 per share resulting from a tax audit.

For the full year ended June 30, 2007, sales were $327.3 million, an increase of 12% compared with the $291.3 million reported for the same period of last year. Currency fluctuations increased sales by $9.1 million, or 3%, for the fiscal year 2007 compared with fiscal 2006. Diluted earnings per share were $2.31, an increase of 33% compared with the $1.74 reported for fiscal 2006. Net income for fiscal 2007 included costs of approximately $700,000, net of tax, or $0.04 per share, related to the Company's initiative to centralize some of its field related technical, administrative and support functions within North America and Europe, and a discrete tax benefit from the extension of the federal research credit of approximately $550,000 or $0.03 per share. Net income for fiscal 2006 included costs of approximately $1.8 million, net of tax, or $0.09 per share, related to the company's initiative to centralize some of its field related technical, administrative and support functions in North America and Europe, higher corporate taxes due to a one-time tax charge of $2.2 million or $0.11 per share resulting from a tax audit, and other income of $1.0 million, net of tax, or $0.05 per share, related primarily to a one-time gain from the favorable settlement of patent litigation.

Cash flow from operations was approximately $19 million for the fourth quarter and approximately $70 million for fiscal year 2007. During the quarter, the Company repurchased 282,224 shares of its common stock for $20.1 million. In fiscal 2007, the Company repurchased a total of 1,185,100 shares of its common stock for $69.6 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "We are very pleased with the results of the fourth quarter. We achieved the highest quarterly and annual sales results in the Company's history. We reported strong fourth quarter profits as we saw good sales growth and an expansion in our operating income margin.

"We achieved growth in the fourth quarter in all three major geographic regions, in both of our major product lines, ion chromatography and HPLC, and in each of our major end-user markets, including life sciences, environmental and chemical/petrochemical. Sales in North America grew 8% for the quarter after strong third quarter growth. Sales in our European region grew by 19% in reported dollars and 12% in local currency, driven primarily by growth in the life sciences market. Sales in our Asia/Pacific region grew 13% in the fourth quarter in reported dollars and 14% in local currency.

"Sales of our ion chromatography products grew in the mid-teens in the fourth quarter driven by strong demand for both our RFIC instrumentation lines and consumables in each major geographic region. Our HPLC business grew in the high-single digits in the fourth quarter experiencing solid growth on a global basis.

"We believe that our performance in the fourth quarter leaves us well positioned for continued sales and earnings growth in fiscal year 2008. We estimate that net sales will be in the range of $77-$80 million and diluted earnings per share in the range of $0.47-$0.50 in the first quarter of fiscal 2008. For the full year, we estimate that sales will be in the range of $350-$358 million and diluted earnings per share in the range of $2.50-$2.60. Among the assumptions on which our guidance is based are: (1) currency rates will have a 1-2 percentage point positive impact on sales for all of fiscal 2008; and (2) our gross margin will be approximately 66% for fiscal year 2008."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the fourth quarter results in a conference call on Thursday, August 9, 2007, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, August 10, 2007 until 5:00 p.m. PT, Friday, September 28, 2007.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the fourth quarter and twelve months ended June 30, 2007 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

                          DIONEX CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                                Three Months Ended  Twelve Months Ended
                                     June 30,             June 30,
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
 Net sales                      $ 85,954  $ 75,185  $327,284  $291,300
 Cost of sales                    27,229    26,432   109,015    99,857
                                --------  --------  --------  --------
 Gross profit                     58,725    48,753   218,269   191,443
                                --------  --------  --------  --------

 Operating expenses:
   Selling, general and
    administrative                33,131    31,022   123,525   113,241
   Research and product
    development                    6,528     5,743    24,737    22,392
                                --------  --------  --------  --------
     Total operating
      expenses                    39,659    36,765   148,262   135,633
                                --------  --------  --------  --------

 Operating income                 19,066    11,988    70,007    55,810

 Interest income, net                364       678     1,100     1,690
 Other income (expense)               47      (452)      183     1,013
                                --------  --------  --------  --------

 Income before taxes on
   income                         19,477    12,214    71,290    58,513
 Taxes on income                   7,590     6,800    25,968    22,820
                                --------  --------  --------  --------
     Net income                 $ 11,887  $  5,414  $ 45,322  $ 35,693
                                ========  ========  ========  ========

 Basic earnings per share         $ 0.63    $ 0.27    $ 2.37    $ 1.78
                                ========  ========  ========  ========
 Diluted earnings per
  share                           $ 0.61    $ 0.27    $ 2.31    $ 1.74
                                ========  ========  ========  ========
 Shares used in computing
  per share amounts:
   Basic                          18,904    19,849    19,136    20,013
                                ========  ========  ========  ========
   Diluted                        19,445    20,324    19,615    20,527
                                ========  ========  ========  ========

                         DIONEX CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT JUNE 30, 2007 AND JUNE 30, 2006
                            (In thousands)
                              (Unaudited)

                                                June 30,      June 30,
                                                  2007          2006
                                                --------      --------

 ASSETS

   Current assets:
     Cash, cash equivalents
      and short term investments                $ 55,062      $ 51,014
     Accounts receivable, net                     65,990        63,008
     Inventories                                  28,626        27,702
     Other current assets                         21,097        15,706
                                                --------      --------

        Total current assets                     170,775       157,430

   Property, plant and equipment,
    net                                           62,366        58,700
   Goodwill and other intangible
    assets                                        32,398        29,504
   Other assets                                    6,230         4,768
                                                --------      --------
                                                $271,769      $250,402
                                                ========      ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
     Notes payable                              $    231      $    --
     Accounts payable                             12,293         9,395
     Accrued liabilities                          48,946        39,673
     Income taxes payable                         11,914         7,100
     Accrued product warranty                      2,875         3,493
                                                --------      --------
       Total current liabilities                  76,259        59,661

   Deferred income taxes and other                 6,654         5,359
   Stockholders' equity                          188,856       185,382
                                                --------      --------
                                                $271,769      $250,402
                                               =========      ========

CONTACT:  Dionex Corporation
          Craig McCollam
          (408) 481-4107